Exhibit 99.1

1110 Maple Street  ♦  P.O. Box 300  ♦  Elma, New York 14059-0300  ♦  716-655-5990  ♦  FAX 716-655-6012

May 14, 2009                               SERVOTRONICS, INC. ANNOUNCES
1ST QUARTER RESULTS
FOR THE PERIOD ENDED MARCH 31, 2009

Elma, NY – Servotronics, Inc. (NYSE Amex – SVT) reported net income of $125,000 (or $0.06 per share Basic and Diluted) on revenues of $7,538,000 for the three month period ended March 31, 2009 as compared to net income of $853,000 (or $0.44 per share Basic, $0.40 per share Diluted) on revenues of $8,985,000 for the comparable three month period ended March 31, 2008. The Company primarily attributes the decrease in net income to stretch-outs of customers’ orders, decreased revenue, as well as recession related reductions in customer procurements and lower aggregate margins on the mix of products shipped by the Company.
The Company is composed of two groups – the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.
The Company is continuing its development of products for new programs and applications. This development effort usually occurs significantly before the benefits of production procurements are received. Consistent with U.S. Generally Accepted Accounting Principles, design and development costs are expensed as they occur. Historically, the volatility of Government procurements will often result in period to period revenue fluctuations. Also, the net effects of the change in the U.S. National Administration during the transition period and beyond are not yet fully known. However, it is reasonable to expect that any expansion of U.S. troop activities in Afghanistan will result in additional procurements for the Company’s products that will, at least, partially offset any reduction in Government procurements resulting from troop withdrawal in Iraq. The ATG backlog continues to be significant, but it is subject to delivery reschedules and other recession related factors. Also, the current volatility of the World Economy contributes to the difficulty in forecasting the date certain for an economic turnaround. However, there are indications that a turnaround in the Aerospace Industry may become more apparent as the demand for more fuel efficient aircraft increases and as the current aging domestic fleets of airliners require replacements. Also, it is anticipated that the increasing globalization of the World’s Economies will result in increased requirements for airliners throughout the World.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE AMEX